Exhibit 5

December 7, 2009

Merck & Co., Inc.

One Merck Drive

Whitehouse Station, NJ 08889-0100

Re: Merck & Co., Inc.—Common Stock

Ladies and Gentlemen:

I am the Senior Vice President, Secretary & Assistant General Counsel of Merck & Co., Inc., a New Jersey corporation (the “Company”), and in such capacity have acted as counsel for the Company in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of up to 5,000,000 shares of the common stock, par value $0.50 per share (the “Shares”), of the Company, which may be issued by the Company pursuant to the Merck Stock Investment Plan or any successor plans thereto, as such plans or successor plans may be amended from time to time. I, or attorneys under my general supervision, have examined such corporate records and other documents, including the Registration Statement on Form S-3ASR relating to the Shares, and have reviewed such questions of law as I have considered necessary or appropriate for the purposes of this opinion.

I am admitted to the Bar of the State of New York. The opinions expressed herein are limited in all respects to the federal laws of the United States of America, the laws of the State of New York, and the Business Corporation Act of the State of New Jersey.

Upon the basis of the foregoing examination and review, I advise you that, in my opinion:

All necessary corporate action on the part of the Company has been taken to authorize the issuance of the Shares, and, when issued as described in the Registration Statement, the Shares will be legally issued, fully paid, and nonassessable.

The opinions expressed herein are rendered only to you and are solely for your benefit and may not be relied upon by any person, firm, or corporation for any reason without my prior written consent.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement in the Prospectus. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ CELIA A. COLBERT
Celia A. Colbert